Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated December 23, 2004 accompanying the consolidated financial statements and supplemental schedule of Satcon Technology Corporation and subsidiaries appearing in the 2004 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended September 30, 2004, which are incorporated by reference in this Registration Statement through incorporation by reference in the Registration Statement of Satcon Technology Corporation on Form S-8 (File No. 333-10753).  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Boston, Massachusetts
June 15, 2005